                                                                 EXHIBIT 4.1
                                    AMENDED
                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT dated as of the 15th day of July, 1998, is entered into by and between Irwin Bosh Stack, a Florida resident ("Stack"), and Oak Tree Medical Systems, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Oak Tree and Stack are parties to a Stipulation and Agreement of Compromise, Settlement and Release filed with the Court of Chancery of the State of Delaware on May 22, 1998 (the "Settlement Agreement"), pursuant to which Stack will serve as an consultant to the Company and be granted options (the "Options") to purchase 60,000 shares of common stock of the Company (the "Option Shares"), as more fully described herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. APPOINTMENT OF CONSULTANT. The Company engages Stack ("Consultant") and Consultant hereby agrees to render services to the Company as a management consultant at the request of the Company as set forth below.

                  (a) During the term of this Agreement, Consultant shall, at the request of management, provide advice relating to general corporate and business matters in connection with the operation of the business of the Company. Utilization of the Consultant's services pursuant to this Agreement shall be at the sole discretion of the Company.

                  (b) As consideration for its consulting services hereunder, the Company agrees to compensate Consultant as described in Section 2.

                  (c) The term shall be that period commencing on the date hereof and ending either December 31, 1998 or the date of change of control of management, whichever occurs earlier.

                  (d) Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold himself out as, nor shall he take any action from which others might infer, that he is a partner of, agent of or a joint venturer of the Company. Consultant shall have no authority to bind the Company to any third party. Similarly, the Company shall not in written or oral communications indicate that the Consultant is a part of the Company or working in any capacity other than consultant or that he has any other duties or responsibilities other than as consultant as outlined in 1(a).

                  (e) Consultant's services under this Section 1 shall terminate upon the occurrence of any of the following events: (i) the death of Stack; or
(ii) the disability of Stack, which, for purposes hereof shall mean Consultant's inability, due to the physical or mental impairment of Stack, to perform the consulting services required hereunder for a period of thirty (30) consecutive days during any consecutive ninety (90) day period. Notwithstanding the preceding the total compensation shall be deemed earned in full after thirty days from the date of this Agreement and shall inure to the benefit of Stack's heirs if Stack predeceases the termination date of this Agreement.

         2. COMPENSATION TO CONSULTANT. As consideration for Consultant's consulting services, the Company shall issue to Consultant the Options.

                  (a) The Options will (i) vest immediately, and (ii) will expire two years from the date the registration statement becomes effective (whether or not this Agreement is terminated prior to the expiration of such two year period). The exercise price for each Option Share will be $1.49 per share.

                  (b) Promptly following the execution of this Agreement, but in no event later than thirty (30) days following the date hereof, the Company shall prepare and file a registration statement on Form S-8 (or successor or other applicable form) under the Securities Act of 1933, as amended (the "Act").

                  (c) Stack acknowledges that the sale of the Option Shares are subject to the volume limitations and exceptions thereto set forth in the Settlement Agreement, and that any transferee of the Option or Option Shares (unless pursuant to a sale by a broker in the open market) shall be bound by such volume limitations.

                  (d) The obligation for payment of the consideration and all parts of sections 2(a), (b), and (c) listed above are to be deemed irrevocable.

         3. CONFIDENTIALITY. Stack will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company which is or has been acquired by Stack in the course of its performing services to the Company. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications). Any management advice rendered by Stack pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Company. The provisions of this Section 3 shall survive the termination and expiration of this Agreement.

         4. ASSIGNMENT. Because of the personal nature of the services to be rendered, without the prior written consent of the Company, the Consultant may not assign, transfer or covey any of his rights or duties under this Agreement, nor shall he delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

         5. SEVERABILITY. In the event that any term, provision or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

         6. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

         IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the day and year first above written.



                                              OAK TREE MEDICAL SYSTEMS, INC.



                                              By: /s/ Henry Dubbin
                                                  -----------------------------
                                              Name:  Henry Dubbin
                                              Title: President



                                              /s/ Irwin Bosh Stack
                                              ---------------------------------
                                              Irwin Bosh Stack




                                       3